PricewaterhouseCoopers LLP, Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309 T: (515) 246 3800, www.pwc.com/us CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-4 (No. 333-176870 and 811-07772) (the “Registration Statement”) of our report dated April 15, 2024 relating to the financial statements of Midland National Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 17, 2024 relating to the financial statements of each of the subaccounts of Midland National Life Insurance Company Separate Account C indicated in our report. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information that is incorporated by reference in such Registration Statement. Des Moines, Iowa June 18, 2024